CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement on Form N-14 of our reports dated December 24, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Reports to Shareholders of Nationwide Large Cap Value Fund and Nationwide Fund, which are also incorporated by reference in the Proxy Statement. We also consent to the references to us under the heading “Necessary Findings of Fact by the Trust on behalf of the Acquired Fund” in such Proxy Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

December 13, 2010